Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2010, except for the second, fourteenth and sixteenth paragraphs of Note 1, as to which the date is April 26, 2010, and the seventeenth paragraph of Note 1 and Note 25, as to which the date is November 15, 2010, in Amendment No. 2 to the Registration Statement (No. 333-170620) and the related Prospectus of Noranda Aluminum Holding Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

November 29, 2010